Exhibit 6

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 30, 2023, by and among Simplify Inventions, LLC, a Delaware limited liability company (the “Purchaser”), the Persons set forth on the signature pages hereto under the heading “Seller” (each, a “Seller” and, collectively, the “Sellers” or the “Seller Parties”), and the Company (as defined below) and each of the undersigned Note Parties (as defined in the Debt Sale Documents referred to below), in each case, for purposes of Section 4 (Waiver and Release of Company and its Affiliates).

WHEREAS, the Seller Parties desire to sell to the Purchaser, and the Purchaser desires to purchase from the Seller Parties, the Purchased Shares (as defined herein), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each of the parties hereto has determined that it is in its best interests to enter into this Agreement and to consummate the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained in this Agreement, and intending to be legally bound by this Agreement, the Purchaser and the Seller Parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Affiliate” of a specified Person shall mean any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficial Ownership” or “Beneficially Own” shall have the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule.

“Board of Directors” or “Board” shall mean the Company’s board of directors.

“Business Combination Agreement” shall mean that certain Business Combination Agreement, dated as of November 5, 2023, by and among the Company, the Purchaser, Bridge Media Networks, LLC, New Arena Holdco, Inc., Energy Merger Sub I, LLC and Energy Merger Sub II, LLC.

“Company” shall mean The Arena Group Holdings, Inc., a Delaware corporation.

“Debt Sale Documents” shall mean, collectively, the Securities Purchase and Assignment Agreement and all related agreements and other documents contemplated thereby.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Authority” shall mean any: (i) foreign, federal, state or local government, court, tribunal, administrative agency or department; (ii) other governmental, government appointed or regulatory authority; or (iii) quasi-governmental authority exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Laws” shall mean, with respect to any Person, all foreign, federal, state and local statutes, laws, common law, ordinances, judgments, decrees and orders and all governmental rules and regulations applicable to such Person.

“Lien” shall mean any lien, deed of trust, security interest, mortgage, pledge, claim, lease, charge, option, right of first refusal, right of first offer, call right, preemptive or subscription right, proxy, voting trust, voting agreement, defect in title, transfer restriction (whether under any shareholder or similar agreement or otherwise), or any other similar restriction or other encumbrance of any kind that secures the payment or performance of an obligation or otherwise affects the right, title or interest in any property.

“Non-B. Riley SPA” means that certain Stock Purchase Agreement, dated as of the date hereof, by and among the Purchaser, the Seller Parties (as defined therein) party thereto and the Company and each of the Note Parties (for purposes of Section 4 thereof).

“Person” shall mean any natural person, corporation, limited liability company, partnership, trust, Governmental Authority or other entity.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Securities Purchase and Assignment Agreement” shall mean that certain Securities Purchase and Assignment Agreement, dated as of the date hereof, by and among BRF Finance Co., LLC, as seller, Renew Group Private Limited, as purchaser, and the Note Parties party thereto, as it may be amended from time to time.

“Subsidiary” shall mean as to any Person, any Person (a) of which such first Person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power, or (b) of which such first Person possesses the right to elect more than 50% of the directors or Persons holding similar positions.

“Voting and Support Agreements” shall mean, collectively, that certain (x) Voting and Support Agreement, dated as of August 14, 2023, by and between the Company and B. Riley Asset Management LLC and (y) Voting and Support Agreement, dated as of August 14, 2023, by and among the Company, BRF Investments, LLC, B. Riley Securities, Inc., B. Riley Principal Investments, LLC and Bryant R. Riley.

2. Purchase; Closing.

2.1 Purchase. On the terms and subject to the conditions herein, at the Closing (as defined below), each of the following Sellers agrees to sell, or cause to be sold, to the Purchaser the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), in each case, indicated below across from such Seller’s name (collectively, the “Purchased Shares”), for an aggregate purchase price for all Purchased Shares of $27,283,533.50 (the “Purchase Price”):

Sellers	Purchased Shares
BRF Investments, LLC	5,323,282
B. Riley Securities, Inc.	363,246
B. Riley Principal Investments, LLC	29,342
BRC Partners Opportunity Fund, LP	1,187,598
272 Capital Master Fund Ltd.	820,500
Bryant and Carleen Riley JTWROS	1,588,642
Bryant Riley C/F Abigail Riley UTMA CA	23,232
Bryant Riley C/F Charlie Riley UTMA CA	25,809
Bryant Riley C/F Susan Riley UTMA CA	23,232
Bryant Riley C/F Eloise Riley UTMA CA	23,232
Total Purchased Shares:	9,408,115

2.2 Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Purchased Shares referred to in Section 2.1 (Purchase) pursuant to this Agreement (the “Closing”) shall take place on the date hereof or at such other time as the Purchaser and the Seller Parties may mutually agree (the date on which the Closing occurs, the “Closing Date”).

(b) Subject to the satisfaction or waiver on or prior to the Closing of the applicable conditions to the Closing in Section 2.3 (Closing Conditions), on the Closing Date:

(i) The Purchaser shall pay to the Seller Parties the Purchase Price by wire transfer of immediately available funds in accordance with the wire instructions set forth on Schedule A attached hereto; and

(ii) Each Seller shall sell or cause to be sold to the Purchaser the Purchased Shares, including by delivering to the Purchaser (i) a copy of irrevocable instructions delivered to the transfer agent of the Company (the “Transfer Agent”), in form and substance acceptable to the Transfer Agent, instructing the Transfer Agent to deliver to the Purchaser, on an expedited basis, the Purchased Shares in book entry form in the Direct Registration System and/or (ii) a copy of a DTC/DWAC letter of authorization, duly completed and executed by such Seller, authorizing such Seller’s position in the Purchased Shares to be transferred from such Seller’s brokerage account to the Purchaser’s brokerage account specified in Schedule B attached hereto.

(c) The delivery of the Purchased Shares by each Seller to the Purchaser at the Closing shall be made and evidenced with such other actions and documents as are reasonably required by the Company and the Transfer Agent in order to record and evidence the transfer of the Purchased Shares with the Transfer Agent and on the books and records of the Company.

2.3 Closing Conditions.

(a) The obligation of each of the Purchaser and the Seller Parties to effect the Closing is subject to the satisfaction or written waiver by each of the Purchaser and the Seller Parties at or prior to the Closing of the following conditions:

(i) Each of the Seller Parties’ and the Purchaser’s receipt of this Agreement, duly executed by each Seller, the Purchaser, the Company and the Note Parties;

(ii) Each of the Seller Parties’ and the Purchaser’s receipt of the Debt Sale Documents, in each case, duly executed by all applicable parties thereto;

(iii) The transactions contemplated by the Debt Sale Documents shall have been consummated in accordance with the terms thereof;

(iv) The transactions contemplated by the Non-B. Riley SPA shall have been consummated in accordance with the terms thereof;

(v) No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority, and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(vi) There shall not be any action, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority that would or that seeks or that is reasonably likely to result in a judgment that could prevent, delay, unwind or impose material limitations or conditions on the transactions contemplated by this Agreement; and

(vii) Each of the Voting and Support Agreements has been duly terminated by the parties thereto in accordance with the terms thereof, effective immediately prior to the Closing.

(b) The obligation of the Purchaser to effect the Closing is also subject to the satisfaction or written waiver by the Purchaser at or prior to the Closing of the following conditions:

(i) The representations and warranties of the Seller Parties set forth in Section 2.4(b) (Representations and Warranties of the Seller Parties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of such date;

(ii) Each of the Seller Parties shall have performed in all material respects all obligations required to be performed by it pursuant to this Agreement prior to the Closing; and

(iii) Each of Todd Sims and Daniel Shribman has delivered to the Company a duly executed letter of resignation from the Board of Directors, in each case, conditioned upon the consummation of the Closing and effective as of the Closing Date.

(c) The obligation of each Seller Party to effect the Closing is also subject to the satisfaction or written waiver by such Seller Party at or prior to the Closing of the following conditions:

(i) The representations and warranties of the Purchaser set forth in Section 2.4(a) (Representations and Warranties of the Purchaser) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of such date; and

(ii) The Purchaser shall have performed in all material respects all obligations required to be performed by it pursuant to this Agreement prior to the Closing.

2.4 Representations and Warranties.

(a) Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties contained in this Section 2.4(a) to each Seller Party and the Company.

(i) Organization and Authority. The Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and the Purchaser has the power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(ii) Authorization.

(A) The Purchaser has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser, and no further approval or authorization by any of its partners is required. This Agreement has been duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by the other parties, is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(B) Neither the execution, delivery and performance by the Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof, will (1) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (x) its governing instruments or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is a party or by which it may be bound, or to which the Purchaser or any of the properties or assets of the Purchaser may be subject, or (2) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Law applicable to the Purchaser or any of its properties or assets except in the case of clauses (1)(y) and (2) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(C) No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Authority, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement.

(iii) Purchase for Investment. The Purchaser acknowledges that the purchase of the Purchased Shares to be purchased by it hereunder has not been registered under the Securities Act or under any state securities Laws. The Purchaser (A) acknowledges that it is acquiring the Purchased Shares to be purchased by it hereunder pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Purchased Shares to any Person in violation of applicable securities Laws, (B) will not sell or otherwise dispose of any of the Purchased Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (C) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchased Shares and of making an informed investment decision, (D) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), (E) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Purchased Shares, (F) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (G) can bear the economic risk of (x) an investment in the Purchased Shares indefinitely and (y) a total loss in respect of such investment. The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Purchased Shares and to protect its own interest in connection with such investment, and has evaluated the merits and risks of the transactions contemplated hereby based exclusively on its own independent review of the representations and warranties contained herein and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary. The Purchaser has made its own decision concerning the transactions contemplated hereby without reliance on any representation or warranty of, or advice from, the Seller Parties or from the Note Parties, in each case, except as set forth in Section 3.5.

(iv) Limitation on Information. None of the Seller Parties or any of their respective Affiliates has made or makes any representation as to the Company.

(v) Financial Capability. The Purchaser currently has available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement. The Purchaser is not aware of any reason why the funds sufficient to fulfill its obligations under Section 2 (Purchase; Closing) will not be available on the Closing Date.

(vi) Brokers and Finders. No Purchaser or any of its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder for which the Company or the Seller Parties will incur any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

(b) Representations and Warranties of the Seller Parties. Each Seller Party severally, but not jointly, hereby makes the following representations and warranties contained in this Section 2.4(b), solely with respect to such Seller Party, to the Purchaser and the Company.

(i) Organization and Authority. To the extent the Seller Party is not a natural Person, the Seller Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would reasonably be expected to materially and adversely affect the Seller Party’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and the Seller Party has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(ii) Authorization.

(A) To the extent the Seller Party is not a natural Person, such Seller Party has the corporate or other power and authority to enter into this Agreement and to carry out its obligations hereunder. To the extent the Seller Party is not a natural Person, such Seller Party has all requisite power, authority and legal capacity to enter into this Agreement and to carry out its obligations hereunder. To the extent the Seller Party is not a natural Person, the execution, delivery and performance of this Agreement by such Seller Party and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Seller Party, and no further approval or authorization by any of its managers or directors, as applicable, or partners or stockholders, as applicable, is required. This Agreement has been duly and validly executed and delivered by each Seller Party and assuming due authorization, execution and delivery by the other parties, is a valid and binding obligation of such Seller Party enforceable against such Seller Party in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(B) Neither the execution, delivery and performance by each Seller Party of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Seller Party with any of the provisions hereof, will (1) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of such Seller Party under any of the terms, conditions or provisions of (x) to the extent the Seller Party is not a natural Person, its governing instruments or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Seller Party is a party or by which it may be bound, or to which such Seller Party or any of the properties or assets of such Seller Party may be subject, or (2) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Law applicable to such Seller Party or any of its properties or assets except in the case of clauses (1)(y) and (2) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect such Seller Party’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(C) No (1) notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Authority, nor expiration or termination of any statutory waiting period, or (2) notice to, consent or approval of, or waiver by, any other Person (other than as set forth in Section 4(a)) is necessary for the consummation by the Seller Party of the transactions contemplated by this Agreement.

(iii) Ownership of the Purchased Shares. The Seller Parties are the sole record and Beneficial Owners of, and collectively own all right, title and interest (legal and beneficial) in and to, the Purchased Shares, free and clear of any and all Liens (other than any transfer restrictions imposed by federal and state securities laws). Upon the transfer of the Purchased Shares to the Purchaser and payment by the Purchaser of the Purchase Price in accordance with this Agreement, the Purchaser will acquire good and valid title to the Purchased Shares, free and clear of any and all Liens (other than any transfer restrictions imposed by federal and state securities laws). Except as set forth on Schedule C attached hereto, the Purchased Shares constitute all of the shares of Common Stock and other securities convertible into, exchangeable or exercisable for shares of Common Stock held by the Seller Parties. Other than (x) the Voting and Support Agreements and (y) the Note Documents (as defined in the Securities Purchase and Assignment Agreement), there exists no other agreement, arrangement or understanding by and among the Company or any of its Affiliates, on the one hand, and any of the Seller Parties or their respective Affiliates, on the other hand, with respect to the Purchased Shares.

(iv) Brokers and Finders. No Seller Party or any its respective Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder for which the Company or the Purchaser will incur any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

2.5 Certain Information. The Purchaser, on the one hand, and each Seller Party, solely with respect to such Seller Party, on the other hand, hereby acknowledges and confirms as follows:

(i) Material Nonpublic Information. Such party acknowledges and understands that the other party and its Affiliates may possess material nonpublic information regarding the Company not known to such party that may impact the value of the Purchased Shares, including (A) information received by the other party and its Affiliates in their capacities as directors, significant stockholders and/or affiliates of the Company, (B) information otherwise received from the Company on a confidential basis, and (C) information received on a privileged basis from the attorneys and financial advisers representing the Company and the Board of Directors (collectively, the “Information”). Such party understands, based on its experience, the disadvantage to which such party is subject due to the disparity of information between such party and the other party. Notwithstanding such disparity, such party has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby.

(ii) Limitation on Liability. Such party agrees that none of the other party or its Affiliates shall have any liability to such party or its Affiliates, principals, stockholders, partners, employees, agents, grantors or beneficiaries, whatsoever due to or in connection with the other party’s use or non-disclosure (in connection with the transactions contemplated hereby) of the Information, and such party hereby irrevocably waives any claim that it might have based on the failure of the other party to disclose the Information in connection with the transactions contemplated by this Agreement.

2.6 Further Assurances. Each Seller Party and the Purchaser shall execute and deliver, or cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further action as may be reasonably necessary to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

3. Miscellaneous.

3.1 Governing Law. This Agreement shall be governed in all respects by the Laws of the State of Delaware without regard to any choice of laws or conflict of laws provisions that would require the application of the Laws of any other jurisdiction.

3.2 Jurisdiction; Waiver of Jury Trial.

(a) Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action, suit or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any of the other parties hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereby irrevocably submits with regard to any such legal action, suit or proceeding, for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any legal action, suit or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal action, suit or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 3.2(a), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the legal action, suit or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto hereby consents to service being made through the notice procedures set forth in Section 3.6 (Notices) and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 3.6 (Notices) shall be effective service of process for any legal action, suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

(b) Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3.3 Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors, and administrators of the parties. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, the Purchaser may at any time and without the consent of the other parties assign this Agreement or any of its rights, interests or obligations hereunder to any of its Affiliates.

3.4 No Third-Party Beneficiaries. Except as expressly set forth in this Agreement, nothing in this Agreement is intended to confer on any Person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, shareholder, director, officer, employee or other Beneficial Owner of any party hereto, in its own capacity as such or in bringing a derivative action on behalf of a party hereto) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

3.5 Entire Agreement. This Agreement, together with the Debt Sale Documents and the other agreements and documents delivered pursuant to or in connection with this Agreement (collectively, the “Transaction Documents”), constitute the full and entire understanding and agreement among the parties with regard to the subject matter of this Agreement and such other Transaction Documents. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions exclusively in contract pursuant to the express terms and provisions of this Agreement and the other Transaction Documents; and the parties hereby expressly disclaim that they are owed any duties not expressly set forth in this Agreement or the other Transaction Documents. None of the parties hereto shall have any remedies or causes of action (whether in contract, tort or otherwise) for any statements, communications, disclosures, failure to disclose, representations or warranties not set forth in this Agreement or the other Transaction Documents. Each party hereto acknowledges that (i) each other party hereto is relying on such party’s representations, warranties, acknowledgments and agreements in this Agreement and the other Transaction Documents as a condition to proceeding with the transactions contemplated hereby and thereby and (ii) without such representations, warranties and agreements, the other parties would not enter into this Agreement and the other Transaction Documents or engage in the transactions contemplated hereby and thereby. In no event shall any Seller Party be responsible for any act or omission of the Purchaser, and in no event shall the Purchaser be responsible for any act or omission of any Seller Party.

3.6 Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, by hand or messenger, (ii) when delivered after posting in the United States mail have been sent registered or certified mail, return receipt requested, postage prepaid, (iii) when mailed by reliable overnight delivery service or (iv) when delivered by facsimile or email (in each case, solely if receipt is confirmed, but excluding any automated reply), as follows:

If to the Purchaser:

Simplify Inventions, LLC

Farmington Hills, MI 48331

Attention:	Christopher Fowler
E-mail:	CFowler@SICapitalGroup.com

with copies to (which shall not constitute notice):

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, NY 10017

Attention:	Oscar N. Pinkas
Email:	pinkaso@gtlaw.com

If to a Seller Party:

BRF Finance Co., LLC

c/o B. Riley Securities, Inc.

299 Park Avenue, 21st Floor

New York, NY 10171

Attention:	Daniel Shribman
Email:	dshribman@brileyfin.com

with a copy (for informational purposes only) to:

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attention:	John F. Ventola
Email:	jventola@choate.com

or in any such case to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger, or when received by facsimile if promptly confirmed.

3.7 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, whether under this Agreement or by Law or otherwise afforded to any party hereto, shall be cumulative and not alternative.

3.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto or, in the case of a waiver, by the party or parties against whom the waiver is to be effective.

3.9 Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, all of which together shall constitute one instrument.

3.10 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

3.11 Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

4. Waiver and Release of Company and its Affiliates.

(a) Waiver. Notwithstanding anything to the contrary contained in any Voting and Support Agreement, including in Section 2 of each of the Voting and Support Agreements, or any other document, agreement or understanding by and among the Company, on the one hand, and any of the Seller Parties and their respective Affiliates, on the other hand, with respect to the Purchased Shares (each an “Equity Document” and, collectively, the “Equity Documents”), the Company hereby waives (x) any provision in any Equity Document that is, may or could be violated by any term or condition set forth in this Agreement, including the transactions to be consummated on the Closing Date, (y) any defense, assertion or counterclaim that any Equity Document could render this Agreement null and void and (z) any defense, assertion or counterclaim that this Agreement could render any Equity Document null and void.

(b) Release. The Company represents to each of the Seller Parties and the Purchaser that it presently has no claim, demand, defense, right of setoff or counterclaim of any kind or nature whatsoever against any (x) Seller Party, the Purchaser or any of their respective Affiliates, direct and indirect parents, divisions, subsidiaries, members, shareholders, partners, managers, participants, predecessors, successors, and assigns, (y) any of the respective current and former directors, officers, managers, employees, advisors, attorneys, agents and representatives of the Persons described in the foregoing clause (x), and each of the respective predecessors, successors, heirs, and assigns of the Persons described in the foregoing clauses (x) and (y) (individually and collectively, the “Released Parties”), nor will the Company or any of its Affiliates bring any such claim, demand, defense, right of setoff or counterclaim of any kind or nature whatsoever against any Released Party, in the future, with respect to this Agreement or any Equity Document or the obligations thereunder or hereunder or in connection therewith or herewith, with respect to any action previously taken or not taken, or taken or not taken in the future by any Release Party relating thereto, or with respect to any Lien, Collateral (as defined in the Debt Sale Documents) or third party collateral securing any liabilities, obligations or indebtedness under any agreement between the Company and/or any of its Affiliates, on the one hand, and any Seller Party, the Purchaser or any of their respective Affiliates, on the other hand (excluding, in each case, the Business Combination Agreement and any other agreements and documents contemplated thereby). Without limiting the generality of the foregoing, the Company and each of its Affiliates, together with each of its direct and indirect parents, divisions, subsidiaries, affiliates, members, managers, participants, predecessors, successors and assigns, and each of their respective current and former directors, officers, shareholders, members, managers, partners, agents and employees, and each of their respective predecessors, successors, heirs and assigns (individually and collectively, “Company Releasing Parties”), each intending to be legally bound, hereby voluntarily, intentionally and knowingly releases and forever waives and discharges each of the Released Parties from any and all possible claims, counterclaims, crossclaims, demands, actions, causes of action, damages, costs, expenses and liabilities whatsoever, or any other bar to the enforcement of this Agreement or any Equity Document, whether known or unknown, matured or unmatured, anticipated or unanticipated, suspected or unsuspected, vested, fixed, contingent or conditional, at law or in equity (individually and collectively, “Claims”), that any of the Company Releasing Parties may now or hereafter have, if any, against any of the Released Parties, irrespective of whether any such Claims arise out of contract, tort, violation of law or regulations, or otherwise, including arising directly or indirectly from, in connection with or with respect to any prior or existing agreements by among the Company Releasing Parties and the Released Parties (for the avoidance of doubt, including any Equity Document, but excluding the Business Combination Agreement and any other agreements and documents contemplated thereby), the exercise of any rights and remedies under any of the Equity Documents, the negotiation for and execution of this Agreement, including any contracting for, charging, taking, reserving, collecting or receiving interest in excess of the highest lawful rate applicable, and the Company and each of its Affiliates, for itself and the other Company Releasing Parties, waives all defenses with respect to the enforcement by any Released Party of the provisions of the release set forth in this Section 4(b). Each of the Company Releasing Parties waives the benefits of any law, which may provide in substance: “A general release does not extend to claims which the creditor does not know or suspect to exist in its favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor.” Each of the Company Releasing Parties understands that the facts which it believes to be true at the time of making the release provided for herein may later turn out to be different than it now believes, and that information which is not now known or suspected may later be discovered. Each of the Company Releasing Parties accepts this possibility, and each of them assumes the risk of the facts turning out to be different and new information being discovered; and each of them further agrees that the release provided for herein shall in all respects continue to be effective and not subject to termination or rescission because of any difference in such facts or any new information. Each of the Company and its Affiliates further represents that it has been represented by counsel which it has selected or has had the opportunity to be represented by such counsel, and that it is fully apprised of the consequences of its undertaking under this Section 4(b).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PURCHASER:

SIMPLIFY INVENTIONS, LLC

By:	/s/ Manoj Bhargava
Name:	Manoj Bhargava
Title:	Manager

[Signature Page –Stock Purchase Agreement]

SELLERS:

BRF INVESTMENTS, LLC

By:	/s/ Phillip J. Ahn
Name:	Phillip J. Ahn
Title:	Chief Financial Officer and Chief Operating Officer

B. RILEY SECURITIES, INC.

By:	/s/ Mike McCoy
Name:	Mike McCoy
Title:	Chief Financial Officer

B. RILEY PRINCIPAL INVESTMENTS, LLC

By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	President

BRC PARTNERS OPPORTUNITY FUND, LP

By: BRC Partners Management GP, LLC, its General Partner

By:	/s/ Wes Cummins
Name:	Wes Cummins
Title:	Managing Member

272 CAPITAL MASTER FUND LTD.

By: 272 Advisors LLC, its General Partner

By:	/s/ Wes Cummins
Name:	Wes Cummins
Title:	Managing Member

[Signature Page – Stock Purchase Agreement]

BRYANT AND CARLEEN RILEY JTWROS

By:	/s/ Bryant Riley
Name:	Bryant Riley
Title:	Owner

By:	/s/ Carleen Riley
Name:	Carleen Riley
Title:	Owner

BRYANT RILEY C/F ABIGAIL RILEY UTMA CA

By:	/s/ Bryant Riley
Name:	Bryant Riley
Title:	Custodian

BRYANT RILEY C/F CHARLIE RILEY UTMA CA

By:	/s/ Bryant Riley
Name:	Bryant Riley
Title:	Custodian

BRYANT RILEY C/F SUSAN RILEY UTMA CA

By:	/s/ Bryant Riley
Name:	Bryant Riley
Title:	Custodian

BRYANT RILEY C/F ELOISE RILEY UTMA CA

By:	/s/ Bryant Riley
Name:	Bryant Riley
Title:	Custodian

[Signature Page – Stock Purchase Agreement]

Agreed to and acknowledged for purposes of Section 4 (Waiver and Release of Company and its Affiliates):

COMPANY:

THE ARENA GROUP HOLDINGS, INC.

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

OTHER NOTE PARTIES:

THE ARENA PLATFORM, INC.

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

THESTREET, INC.

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

THE ARENA MEDIA BRANDS, LLC

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

COLLEGE SPUN MEDIA INCORPORATED

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer and President

[Signature Page – Stock Purchase Agreement]

ATHLON HOLDINGS, INC.

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer and President

ATHLON SPORTS COMMUNICATIONS, INC.

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer and President

[Signature Page – Stock Purchase Agreement]